Exhibit 4.2

Dates: the 21st day of October 2007

ALPHAPORT INTERNATIONAL LIMITED

(AS TRANSFEROR)

AND

HOME INNS & HOTELS MANAGEMENT (HONG KONG) LIMITED

(AS TRANSFEREE)

AND

LI WEN YONG

(AS GUARANTOR IN FAVOR OF TRANSFEROR)

AND

HOME INNS & HOTELS MANAGEMENT INC

(AS SHAREHOLDER OF TRANSFEREE)

AGREEMENT

For the Sale and Purchase of

the entire issued share capital of

HONG KONG AI HOME HOTEL

INVESTMENT LIMITED

THIS AGREEMENT FOR THE SALE AND PURCHASE (this “Agreement”) is made this 21st day of October 2007, by and among:

(A)	Alphaport International Limited, a corporation incorporated and existing pursuant to the laws of British Virgin Islands with its business address at P.O.Box 3152, Road Town, Tortola, British Virgin Islands(hereinafter referred to as “Party A”);

(B)	Home Inns & Hotels Management (Hong Kong) Limited, a corporation incorporated and existing pursuant to the laws of Hong Kong SAR with its business address at Room 2001, 20th Floor, The Centrium 60 Wyndham Street, Central Hong Kong (hereinafter referred to as “Party B”); and

(C)	Li Wen Yong, a PRC citizen with the ID card number of 310106620622121 and residential address of No.29, Lane 333, Wu Kang Road, Shanghai (hereinafter referred to as “Party C”)

(D)	Home Inns & Hotels Management Inc, a corporation incorporated and existing pursuant to the laws of Cayman Islands with its business address at c/o M&C Corporate Services Limited, P.O Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Island, British West Indies (hereinafter referred to as “Party D”).

Hong Kong Ai Home Hotel Investment Limited is a company incorporated and existing under the laws of Hong Kong SAR with its legal address at Flat 2-3, 21/F, Chung Kiu Commercial Building, 47-51 Shantung Street, Mongkok, Kowloon, Hong Kong (hereinafter referred to as the “Company”);

(Party A, Party B, Party C and Party D are collectively referred to as the “Parties” and each individually referred to as a “Party”).

WHEREAS :-

(a)	As at the date of this Agreement the Company has the authorized share capital of HK$1,000,000 which is divided into 1,000,000 ordinary shares of HK$1.00 each whilst 1 share has been fully paid. All details of the particulars of the Company are set out in Appendix A.

(b)	As at the date of this Agreement, the Company owns 80% of the equity of Shanghai Top Star Hotel Management Co., Ltd. (“Top Star”), and Top Star has set up 20 branches. Except for Shenzhen Branch, 19 branches have been operating under the name of “Top Star Hotels”. As at the date of this Agreement, there are 2 branches (Shanghai West Yan’an Road Hotel and Changzhou Citizen Square Hotel) which have not obtained the business license. (The above 20 branches and the 2 hotels which have not obtained business licenses are collectively referred to as the “Branches”).

(c)	Currently, Shanghai Chuwen Investment Co., Ltd. (“Shanghai Chuwen”) owns 20% of the equity of Top Star. In addition, Chuwen owns 100% of the equity of Nanning Top Star Hotel Management Co., Ltd. (“Nanning Top Star”) and 95% of the equity of Chengdu Top Star Marrica Hotel Management Co., Ltd. (“Chengdu Top Star”), 90% of the equity of Shanghai Wenlai Investment Management Co., Ltd. (“Shanghai Wenlai”) and is going to establish Shanghai Guoding Top Star Hotel Co., Ltd. (“Guoding Top Star”) (the other four companies other than Shanghai Wenlai are referred to as “Subsidiaries”)

(d)	By 31st August 2007, Shanghai Chuwen has outstanding owing of RMB 220,600,000 to Shanghai Chang Bai Real Estate Development Co., Ltd.

(e)	Party A has greed to sell and Party B has agreed to purchase the entire 100% shares of the Company subject to the terms and conditions of this Agreement.

1.	PURPOSES AND DEFINITIONS

1.1	In this Agreement the following expressions shall, unless the context otherwise requires, have the following respective meanings :-

Expression	Meaning
“Accounts”	The audited accounts of the Company and its subsidiaries as at the Accounts Date comprising its balance sheet as at the Accounts Date, its consolidated income statement for the year ended the Accounts Date;

“Accounts Date”	31 August 2007;

“Business Day”	A day on which banks in Hong Kong are open for business (other than a Saturday or a Sunday or a public holiday);

“Companies Ordinance”	The Companies Ordinance (Cap.32 of the Laws of Hong Kong);

“Completion”	The first working day immediately after all the Conditions Precedent have been satisfied pursuant to Clauses 4 of this Agreement;

“Consideration “	The total consideration paid by Party B to Party A subject to the terms and conditions of this Agreement for the Sale Shares of the sum as stated in Clause 3 of this Agreement;

“Group Companies”	The Company and all its subsidiaries (not limited to Top Star and its branches);

“Hong Kong”	The Hong Kong Special Administrative Region of the People’s Republic of China;

“HK$”	Hong Kong dollar, the lawful currency of Hong Kong;

“PRC”	People of Republic China, excluding Taiwan, Hong Kong and Macau under this Agreement;

“person”	Includes person, companies, corporations or unincorporated bodies, joint venture or business firms which are not legal entities;

“Sale Shares”	Ordinary Shares of which face value of HK$1.00 of the Company comprise of 100% of the Companies’ issued share capital and all its incidental rights and interests;

“Taxation”	Tax imposed on the Company and its subsidiaries including: (a) All forms of taxation whenever and wherever created or imposed including but not limited to profit tax, levy, duty, custom duty and any other duties imposed by taxation authorities or financial authorities; (b) Tax being claimed or tax increased due to any cancellation of discount or exemption of taxation resulted by any law or regulations (for example policies of reduction in tax, tax written off or waived); (c) All costs, charges, interest, surcharges, holding over payment, penalties and expenses incidental to a liability to the form of taxation set out in (a) and (b) above;

“Warranties”	The representations, warranties and undertakings on the part of Party A to Party B set out in Clause 5 and Appendix G of this Agreement.

1.2	In this Agreement, words importing the singular number only shall include the plural number and vice versa; words importing any of the masculine, feminine and neuter gender only shall include the others of them.

1.3	The headings in this Agreement are for convenience only and shall not affect the contents of this Agreement.

1.4	“Parties of this Agreement” means parties of this Agreement.

1.5	Schedules and Appendix form the entire part of this Agreement.

1.6	All dates and times referred in this Agreement refers to dates and times of Hong Kong.

1.7	“Party A” and “Party B” referred in this Agreement shall include (where applicable and approved by relevant parties) their successors, assignors (notwithstanding resulted by any merge and acquisitions) or its representatives. All such person shall perform the duties and obligations of Party A and Party B under this Agreement, as they are the executor of this Agreement.

2.	TRANSFER OF EQUITY INTEREST

2.1	Transfer of Equity Interest

Subject to the terms and conditions of this Agreement, Party A shall sell / assign, and Party B shall purchase, all interest in the Sale Share on the date of Completion. (Collectively referred to as “Transfer”)

2.2	Ownership

Party B agrees to purchase all interest in the Sale Shares free from any mortgage, lien, claim, charge, encumbrance or third parties’ interest in any kind whatsoever, subject to the Warranties and undertakings of Party A in this Agreement.

2.3	The completion of the assignment of the Sale Shares shall take place from 1 November, 2007 and being settled as soon as possible.

3.	PURCHASE PRICE AND PAYMENT

3.1	Consideration for Sale Share

The consideration for the Sale Share shall be calculated according to the followings:

Purchase Price = Benchmark Price + Part of the Current Assets of Company by 31st October 2007 (in this Agreement, all the financial data of the Company shall be inclusive of the information of Top Star) + Part of the Current Assets of Shanghai Chuwen by 31st October 2007–Total liabilities incurred by the Company by 31st October 2007 –Total liabilities incurred by Shanghai Chuwen by 31st October 2007

The Benchmark Price shall be in the sum of USD equivalent to RMB 339,000,000 (the exchange rate between RMB and USD shall be the average of cash purchase price and selling price published by Bank of China on the date of this Agreement i.e. USD 100 = RMB 750.74). The amount of Current Assets and Total liabilities of / incurred by the Company and Shanghai Chuwen shall follow the amount as stated in the Due Diligence Report issued by the accountants of Party B, and the details of the above for the adjustment of Purchase Price are attached in Appendix C herein. Party B shall pay part of the Consideration to Party A in cash via telegraphic transfer and the remaining part of the Purchase Price shall be paid by means of common stocks of Party D.

The part of the Consideration in stock shall be equivalent to RMB 80,000,000. The value of the stocks shall be as per the average price calculated based on the average price (half of the sum of the then highest price and lowest price) of each business day during the period from 24th August 2007 (US Time) to 19 October, 2007 (US Time) in NASDAQ. Such average price shall be USD 32.4966 and RMB 80,000,000, which shall be equal to 655,831 shares of Party D’s common share (or 327,916 ADS).

The Consideration is based on the Parties’ mutual understanding and agreed upon the net value of the Company subject to evaluation.

3.2	Payment of Consideration

A and B under this Clause shall be defined as follows:

A= current assets of the Company and Shanghai Chuwen to be increased- all the liabilities of the Company and Top Star to be decreased (the borrowing of RMB 8,500,000 from Party A and the bank loan of RMB 38,000,000 as well as the borrowing of RMB 125,600,000 from Shanghai Chang Bai Property Development Co., Ltd. shall be excluded from the liabilities)

B=RMB 13,900,000+A

The Consideration shall be paid by Party B to Party A in accordance with the followings:

(a)	After the share transfer of the Company and Shanghai Chuwen Investment Co., Ltd. (i.e. the shareholders transfer all its shares in Shanghai Chuwen Investment Co., Ltd. to Party B’s Affiliated company), once the accounting firm appointed by Party B has completed the auditing of the accounts till 31 October 2007 of the Company and Shanghai Chuwen by no later than 31 November 2007, Party B shall pay Party A the consideration in the sum in USD equivalent to the consideration amount of B and if B is a negative figure, then Party B shall deduct the amount equivalent to B from the Second Payment (this tranche of payment is referred to as “First Payment” hereunder).

(b)

After the completion of the First Payment and Party A, Top Star and Shanghai Chuwen Investment Co., Ltd. have settled the secured amount equivalent to RMB30,000,000 pursuant to Appendix D of this Agreement, and (i) if B is a positive figure, then Party B shall pay Party A the sum of USD equivalent to RMB 30,000,000; (ii) if B is a negative figure, the

Party B shall pay Party A the sum of USD equivalent to the sum of RMB 30,000,000 and B (this tranche of payment is referred to as “Second Payment”).

(c)	After the completion of the Second Payment, Party A, Top Star and Shanghai Chuwen shall settle the secured amount equivalent to RMB 80,000,000 pursuant to Appendix D of this Agreement (exclusive of the issues settled under 3.2 (b)), and after Party A submit its application to Party B together with presentation of the relevant documentary evidence, Party D shall issue the shares equivalent to RMB 80,000,000, which its value shall be calculated in accordance with the method stated in Clause 3.1. Party B shall ensure that such issued shares shall be transferred to Party A after its issuance. (Such issuance of common share is referred to as “Third Payment” hereunder);

(d)	After the completion of the Third Payment, Party A, Top Star and Shanghai Chuwen Investment Co., Ltd. shall settled all the matters pursuant to Appendix D (exclusive of the settled issues in 3.2 (b) and 3.2 (c)), and Party B shall, after Party A provides the written application and relevant documentary evidence to prove its settlement of each of the matters, pay the part of the Consideration equivalent to the accumulative secured amount not exceeding in the sum of USD equivalent to RMB 28,000,000, (such sum in USD equivalent to RMB 28,000,000 is referred to as “Fourth Payment” hereunder);

(e)

Within one year after the share transfer of Shanghai Chuwen Investment Co., Ltd. and the Company, Party B shall pay in the sum of USD equivalent to RMB 15,000,000, provided that Party A, Top Star and Shanghai Chuwen Investment Co., Ltd. have settled all the matters as set out in Appendix D. Notwithstanding of the aforementioned, the payment of the remaining portion shall be subject to the progress of the settlement of the account payables of the Company, Top Star and Shanghai Chuwen Investment Co., Ltd., of which such amount shall be based on the amount as stated in the audited account of the Company which is audited by the Transferee and dated 31st October 2007. Before such payables are all being settled, the Transferee is entitled to hold the equivalent amount.

(f)	In the event that Party A, Top Star and Shanghai Chuwen Investment Co, Ltd. fails to settle the issues listed in Appendix D within the agreed due date, Party B is entitled to hold the secured amount.

[The amount to be paid shall be as per the agreement among the parties, and shall be as per the amount stated on the balance sheets of Party A, Top Star and Shanghai Chuwen Investment Co., Ltd. by 31st October 2007.]

The bank account designated by Party A for receiving the Consideration is subject to the written notification from Party A to Party B.

Party A shall issue written acknowledgements accordingly to Party B upon the receipt of each payment respectively.

3.3	Repayment of the loan to Party A

Party B undertakes that the Company shall repay all the loans to Party A on the next working days after completion of the share subscription by the Company and Shanghai Chuwen.

3.4	Fees and Expenses

The Parties shall be responsible to pay any other taxes and fees that may be imposed in connection with the transaction contemplated hereby according to relevant laws and regulations under Hong Kong SAR and any other jurisdictions.

4.	Profit Distribution

Unless the context otherwise required, all the rights and obligations of the Company, Top Star and Shanghai Chuwen Investment Co., Ltd. created on or before 31st  October 2007 shall be borne by Party A while all the rights and obligations created after 31st October 2007 shall be borne by Party B.

5.	Operation Hand Over

5.1	Party A shall hand over the operation power of the Company to Party B by 1st November 2007. Party A shall hand over such operation power to Party B in accordance with the handover checklist preset out in Appendix B. After the handover, Party B shall provide assistance for the continuous performance of matters as set out in Appendix D if necessary.

5.2	Documents Delivery

The Parties shall deliver the documents within 2 Business Days upon signing of this Agreement (“Delivery Date”) at Party B’s office or other places and time as agreed by Party A and Party B.

On Delivery Date, Party A and/or the Company shall deliver to Party B the followings :-

(a)	all valid share certificates in respect of the Sale Shares sealed and issued to Party B by the Company;

(b)	duly executed and valid bought and sold notes and instruments of transfer in favour of Party B and/or its nominee and all duly executed and valid documents incidental thereto in respect of the Share Shares;

(c)	certified copies of the minutes of board meetings, board resolutions or written resolutions of Party A approving and authorizing the execution and the completion of this Agreement and the transactions hereby contemplated;

(d)	confirmation letters of Party A and the Company confirming both Party A and the Company do not observe any Warranties of Party A and the Company were breached or contrary was found to the Warranties of Party A and the Company;

(e)	the written resignation of all directors and company secretaries of the Company effective on the date of Completion (the resignation of the directors shall in the format set out by s157D(3) of the Company Ordinance) with acknowledgement to the effect that they have no claim against the Company for compensation for whatsoever reasons;

(f)	certified copies of the minutes of board meetings, board resolutions or written resolutions of the Company in respect to the following matters:-

(i)	the consent and approval of the execution and performance (if required) of this Agreement;

(ii)	the approval of the written resignation pursuant to Clause 5.2(f) and the appointment of the persons nominated by Party B as the director of the Company; and

(iii)	[the approval of the alternation of the banking authorization of the Company or the approval of the cancellation of all bank accounts of the Company (if any)];

(g)	the company seal, the incorporation certificate, the business registration certificate, the Memorandum and Articles of Association and all statutory records and the account books of the Company;

(h)	cashier orders in favour of “Hong Kong SAR Government” prepared by each of Party A and Party B for the payment of half of the amount of ad valorem duty and half of the amount of stamp duty payable by each parties subject to the Sale Shares;

(i)	confirmation letters to the Hong Kong Inland Revenue Department by each of Party A and Party B, undertaking the payment of half of the amount of all supplementary stamp duty charged by the Hong Kong Inland Revenue Department subject to this Agreement;

(j)	confirmation letters by each of Party A and Party B, confirming the execution and exercise of this Agreement and the transactions hereby contemplated have acquired all third parties’ consents (if any), including but not limited to governing or administrative authorities of Hong Kong, PRC or any other jurisdictions;

(k)	all title deeds or documents (if any) in respect to the assets and properties hold by the Company;

(l)	written resignation of all legal representatives and directors of Top Star and its branches appointed by Party A, effective on the date of Completion together with written confirmations that they have no claim against the Company for compensation for whatsoever reasons;

(m)	evidences to show the compliance and/or performance and/or settlement of the matter required by Party B provided by the Company or Party A, and was satisfied by Party B.

5.3	Upon the fulfilment of the conditions set out in Clause 5.2, at the same time Party B shall deliver the followings to Party A on Completion:-

Certified copies of the minutes of board meetings, board resolutions or written resolutions of Party B approving and authorizing the execution and the Completion of this Agreement and the transactions hereby contemplated.

5.4	Further Delivery Procedures

Party A shall cooperate with Party B subject to the request of Party B to complete following replacement procedures, including but not limited to the payment of Party A’s share of stamp duty for transferring the Sale Shares and the replacement of all of the signatures and seals recorded with banks. If Party A fails to pay his share of stamp duty for transfer of the Sale Shares on or before 31 December 2007, Party B may withhold payment of the amount equivalent to the remaining balance of the Consideration payable by Party A pursuant to this Agreement.

5.5	Approval

Commencing from 1 November, 2007, Party A shall, together with Party B, make proper registration of this Agreement and make relevant updates to the Company registrar (including but not limited to the transfer of Sale Shares) in order to comply with the laws of Hong Kong SAR, as well as the relevant replacement registration for Shanghai Chuwen Investment Co., Ltd.. Party B shall cooperate with Party A in regards to those documents to be provided by Party B.

5.6	Compliance with Conditions

The Parties will use their respective best efforts to cause the conditions set forth in Clause 5 and Clause 6 and otherwise agreed by the Parties to be performed by each of them to be satisfied on or prior to the date of Completion, and shall not take any other action inconsistent with their respective obligations hereunder or that could hinder or delay the transactions contemplated by this Agreement.

5.7	The shareholders of Shanghai Chuwen Investment Co., Ltd. have transferred their all equity to the affiliates of Party B, and the business license of Shanghai Chuwen Investment Co., Ltd. has been updated accordingly.

5.8	Other conditions:

(a)	All directors and legal representatives (if any) of the Group Company appointed by Party A have been resigned and were replaced by persons appointed on behalf of Party B, unless such continuous appointment of such persons were agreed by Party;

(b)	The representations, warranties and undertakings as set out in Appendix G are true and accurate;

(c)	Party A has not breached any of its representations, warranties and undertakings made under this Agreement on and before the date of Completion;

i.	Prior to the date of Completion, Party A has completed all the “other matters to be settled before the date of Completion” in Appendix D.

5.9.	Both Parties agreed that the date of Completion shall not be later than 31 December 2007. If there are any Conditions Precedent have not been fulfilled by 31 December 2007, Party B is entitled to terminate the purchase of the remaining branches or subsidiaries and deduct the price of the remaining branches and subsidiaries from the Consideration ( the price of the branches or subsidiaries as stated in Appendix E ); Notwithstanding the aforesaid, the business license issues set out in Appendix D shall be dealt with in accordance with the following approaches: those hotels of the Company and Shanghai Chuwen failed to get the business license with the business scope of “hotel operation” before 31 December 2007 shall not affect the fulfilment of the Conditions Precedents. The deadline for obtaining the business license with the business scope of “hotel operation” is agreed to be extended to 30 June 2008 and Party B shall be entitled to terminate the purchase of those branches and subsidiaries without obtaining the business licenses with “hotel operation” business scope. However in the event that after Party B has terminated the purchase before 31 December 2008 and such branches and subsidiaries has been granted the business license with business scope of “hotel operation”, then Party B shall purchase in accordance with the price listed under Appendix E.

5.10	Before the date of Completion, Party B shall undertake to complete the following:

(a)	Party B has not breached any of its representations and warranties under this Agreement on or before the date of Completion.

6.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

6.1	Representations and Warranties by Party A

Party A hereby represents and warrants to Party B that:

(a)	The Company, Top Star and Shanghai Chuwen Investment Co., Ltd. are duly incorporated in its place of incorporation and complies with applicable laws and is of good standing validly existing

(b)	Party A has full corporate power and is authorised to enter into this Agreement and has obtained all the necessary authorization;

(c)	The Company did not have any business or investments other than its interest in Top Star;

(d)	Unless the context otherwise requires, the Sale Share that Party A is selling hereunder and the assets of the Company and Top Star and the equity and assets of Shanghai Chuwen Investment Co., Ltd. are not subject to any security, encumbrances, any other defects in title or any claim against such Equity Interest or property and assets;

i.	the execution and performance of this Agreement by Party A shall not violate any outstanding commitments, permits or obligations, whether contractual or otherwise, or any currently effective and applicable law, regulation, decree or policy or Articles of Association;

ii.	Party A, the Company, Top Star and Shanghai Chuwen Investment Co., Ltd. shall ensure the truth and accurateness of the above conditions, and shall be liable for the indemnification for all the losses incurred due to any untruth or incorrect of the condition;

iii.	Party A shall endeavour to settle all the matters set forth in Appendix D and shall be liable to indemnify the loss incurred by Party B, the Company, Top Star and Shanghai Chuwen Investment Co., Ltd within the limitation stipulated by the law.

iv.

The interests and liabilities under the credits and debts of / incurred by Top Star and Shanghai Chuwen Investment Co., Ltd. by 31st October 2007 have been taken into account in determining the Consideration in Clause 3.1 of this Agreement. Party A shall completely settle all the debts incurred before 31st October 2007 but not reflected in the Due Diligence Report issued by the accountants firm via Top Star and Shanghai Chuwen Investment Co., Ltd. After the date of Completion, Party A shall make payment to the creditor, or make compensation to Party B, the Company, Top Star or Shanghai Chuwen Investment Co., Ltd. in case Party B, the Company, Top Star or Shanghai Chuwen Investment Co., Ltd. are claimed against by any third party for such undisclosed liabilities.

v.	Party A shall ensure that the decoration projects of Branches, Shanghai Chuwen Investment Co., Ltd. and Subsidiaries have passed the inspection and could be put in operation after the Completion by Party B. In case Top Star or Shanghai Chuwen or its subsidiaries incur any loss due to the decoration qualification problem, the quality deposit shall be compensated first pursuant to decoration projects agreement. If such amount is not enough to cover the loss, both parties hereby agree to deal with it pursuant to Appendix D of this Agreement.

vi.	Party A shall indemnify Party B against all legal liabilities or compensations of the Company, Top Star and Shanghai Chuwen Investment Co., Ltd. occurred on or before 31st October 2007

vii.	Party A shall deliver to Party B and/or its solicitor before and after date of Completion, all information and documents that reasonably required by Party B to ensure such representations, warranties and undertakings are accurately and properly complied with.

viii.	Party A shall inform Party B of any false, incorrect, misleading or breaching of the representations, warranties and undertakings, or any situations which might take any adverse effect to the asset or liabilities of Shanghai Chuwen Investment Co., Ltd., Top Star or Branches promptly upon its awareness;

ix.	Party A shall indemnify Party B with all the fees, expenses, damages within the limitation upon the law or any other liabilities incurred by Party B due to its breaching of the representations, warranties and undertakings or any other provisions hereunder;

x.	Party A shall indemnify Party B with all the losses, damages, cost and expenses, fees and remedies incurred by Party B due to Party A’s breaching of the representations, warranties and undertakings or any other provisions hereunder;

xi.	Unless otherwise specified herein, each representation, warranty and undertaking, whether provided by Party A or the Company, shall be given independently, and none of the representation, warranty and undertaking by Party A or the Company shall be restricted by other representation, warranty and undertaking or any other provisions of this Agreement;

xii.	Party A hereby undertakes to Party B, if Party B suffered any losses, liabilities, damages, costs, claims and expenses (including but not limited to compensations, penalties, expenses and interests) as a result (directly or indirectly) of any this Clause 5 and any other terms and conditions of this Agreement being breached or found to be inaccurate or misleading, Party A shall indemnify Party B all such losses;

xiii.	Notwithstanding the above, Party A shall comply with the representations, warranties and undertakings as set forth in Appendix G; and

(r)	On the date of this Agreement is signed, Shanghai Chuwen has no longer owned 90% shares of Shanghai Wen Lai.

6.2	Representations and Warranties by Party B

Party B hereby represents and warrants to Party A that:

(a)	Party B has full corporate power and authority to enter into this Agreement, and has obtained all the necessary authorizations;

(b)	the execution and performance of this Agreement shall not violate any outstanding commitments, permits or obligations, whether contractual or otherwise, or any currently effective and applicable law, regulation, decree or policy.

(c)	Party B shall forthwith inform Party A upon becoming aware of any event that any representations, warranties and undertakings to be false, incorrect, misleading or breached which have any adverse effect to the asset or liabilities of the Company., Top Star or the Branches of Top Star;

6.3	Representations and Warranties by Party D

Party D hereby represents and warrants to Party A that: if Party D issues its shares as set out in this Agreement in accordance with Clause 3.2 (c) hereunder within six months after the completion of the share transfer of the Company and Top Star, it shall assist Party A to apply for the F-3 registration with SEC for such shares issued to Party A upon Clause 3.2 (c) within six months after the completion of the share transfer. The stocks of Party C held by Party A shall be transferable with no limitation in NASDAQ after the registration is approved. Subject to the process of completion of the settlement of the issues listed in Appendix D by Party A, Party D shall issue such stocks six months after the completion of share transfer of Company and Top Star and Party D shall assist Party A to apply for the F-3 registration with SEC immediately after the issuance of the stocks.

7.	EFFECTIVENESS

7.1	Effective Date

This Agreement shall become effective upon the execution and stamp of the authorised persons of the parties. The effectiveness shall not be relied on the fulfilment of all the Conditions Precedent. In the event that if any Conditions Precedent has not been fulfilled due to any party’s fault before the date of Completion, then the default party shall be responsible for the liabilities of breach of agreement under this Agreement.

8.	CONFIDENTIALITY

8.1	Confidential Information and Confidential Obligations

The Parties hereby covenant and agree that each of them shall, and shall cause their respective affiliates, directors, officers, employees and agents to, hold in strictest confidence, and not, without the prior written approval of another Party, use for their own benefit or the benefit of any other party or disclose to any third person (other than in the Exceptions listed below) any information of any kind relating to the transaction contemplated hereby and the other Party’s businesses, customers, financials or other affairs (“Confidential Information”).

8.2	Exceptions

Clause 8.1 shall not apply to the disclosure of Confidential Information if and to the extent:

(a)	required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body;

(b)	required by the rules of any securities exchange on which securities of the Receiving Party or any direct or indirect shareholder of the Receiving Party are listed;

(c)	that such information was lawfully in the Receiving Party’s possession prior to the receipt thereof from the other Party; or

(d)	that such information is in the public domain other than through breach of this Clause.

8.3	Survival

This Clause 9 and the obligations and benefits hereunder shall survive the termination or expiration of this Agreement.

9.	INDEMNIFICATION

9.1	In case that Party A fails to complete all the matters by 31 December 2007, Party B shall have the right to:(a) give up purchasing the Branches (Subsidiaries)(in case Party B gives up purchasing certain branches, Party A shall bear the relevant costs and de-register such branches within 20 working days after Party B’s making decision, and shall ensure that all the liabilities relating to such branches are unrelated to Party B); (b) deduct the secured amount from the Consideration wholly or partly according to the details of the penalty; (c) deduct the loss incurred by Party B and outstanding payables of the Company, Top Star or Shanghai Chuwen Investment Co., Ltd. relating to such Branches from the unpaid Consideration; and (c) other measures adoptable to Party B.

9.2	In case that Party B make breaching conducts, including but not limit to failure to pay the amount on time, Party B shall pay the late penalty at 0.03% of the outstanding amount per day to Party A. Apart from claiming the late penalty, Party A shall be entitled to request Party B continue to enforce this Agreement.

9.3

Party B shall have right to terminate this Agreement without liable for any compensation in case there are any events occurred in the Company, Top Star or Shanghai Chuwen Investment Co., Ltd. which have adversary effect upon the operation of the Company, Top Star or Shanghai Chuwen Investment Co., Ltd. (the total affected amount reaches or exceeds MB 40,000,000) before the operation hand over date as stated in Clause 5.1. In such case, Part A shall return the paid part of consideration. In case the occurrence of such adverse effect is due to the incorrect of Party A’s representation or warranties, then Party B shall have the right to terminate this Agreement. In such case, in addition to repayment of the paid, Party A shall pay the liquidated damage which shall not lower than 20% of the consideration, until all the actual losses of Party B has been remedied.

9.4	The Parties agree to defend, fully indemnify the other Party and hold the other Party harmless against any liabilities, losses, damages and costs sustained, assumed or suffered by the other Party now or at any time in the future as a result of any breaches of the representations, warranties and undertakings set forth herein.

9.5	In case the party which is obligated to indemnify the other party fails to pay the indemnity within the reasonable term designated by the other party, it shall bear penalty of delay at the rate of 0.03% of outstanding amount per day until all of the indemnity are paid off.

9.6	As the Guarantor of Party A, Party C shall guarantee Party A’s full performance of its duties and obligations under this Agreement, and Party C shall take joint and several liability with Party B in case of any breaches of Party A.

10.	MISCELLANEOUS PROVISIONS

10.1	Notices

Notices or other communications required to be given by any Party pursuant to this Agreement shall be in written form, and may be delivered personally or sent by a recognized courier service or by facsimile transmission to the address of the other Party set forth below. Any Party may at any time change its address for service by notice in writing delivered to all the other Party in accordance with the provisions hereby.

The dates on which notices shall be deemed to have been duly received shall be determined as follows:

(a)	Notices given by personal delivery shall be deemed duly received on the date of personal delivery.

(b)	Notices given by courier shall be deemed duly received on the date indicated on the receipt.

(c)	Notices given by facsimile transmission shall be deemed duly received on the first business day following the date of successful transmission and receipt.

Notices to Party A:

Attention: Mr. Li Wenyong

Address: No. 29, Lane 333, Wu Kang Road, Shanghai

Facsimile:

Telephone:

Notices to Party B:

Attention: Ms. May Yihong Wu

Address: Lane 421, Cang Ping Road, Jing’an District, Shanghai P.R.C.

Facsimile: 86-21-6271-6078

Telephone: 86-21-3378-3009

Notices to Party C:

Attention: Mr. Li Wenyong

Address: No. 29, Lane 333, Wu Kang Road, Shanghai

Facsimile:

Telephone:

Notices to the Company:

Before share transfer:

Attention: Mr. Li Wenyong

Address: No. 29, Lane 333, Shanghai Wu Kang Road

Facsimile:

Telephone:

After share transfer:

Attention: Ms. May Yihong Wu

Address: Lane 421, Cang Ping Road, Jing’an District, Shanghai P.R.C.

Facsimile: 86-21-6271-6078

Telephone: 86-21-3378-3009

10.2	Governing Law

The formation, execution, validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the published and publicly available laws of Hong Kong SAR; provided, however, that generally accepted standards and principles of international commercial law and customary international practice shall govern to the extent that there is no published and publicly available Hong Kong law with respect to a particular issue.

10.3	Dispute Resolution

Any dispute arising in connection with this Agreement shall be handled in accordance with the following provisions:

(a)	In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations.

(b)	If the dispute is not resolved by friendly consultation within thirty (30) days after the commencement of such consultations, then any of the Parties in dispute may submit the dispute for arbitration to Hong Kong International Arbitration Centre.

(c)	The arbitration award shall be final and binding on the Parties, and the Parties agree to be bound thereby and to act accordingly.

(d)	The costs of arbitration shall be borne by the Parties as designated in the arbitration award.

(e)	When any dispute occurs and is the subject of friendly consultations, or arbitration, the Parties shall continue to exercise their remaining respective rights, and fulfil their remaining respective obligations, under this Agreement, except in respect of those matters under dispute.

10.4	Appendices

Appendices attached hereto and the other documents delivered pursuant hereto are hereby made a part of this Agreement as if set forth in full herein.

10.5	Severability

In case any provisions are held invalid under any laws and regulations, the effectiveness of rest provisions of this Agreement shall not be affected.

10.6	Further Assurances

Each of the Parties agrees to expeditiously execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions and purposes of this Agreement.

In case Party A fails to fulfil the conditions precedents as stipulated in Clause 4.1 by the date of Completion, then Party A shall be obliged to fulfil the conditions after the date of Completion, and indemnify Party B with all the loss incurred due to the failure of fulfilment.

10.7	Waiver

No waiver by any Party of any breaches by any other Parties of any provision hereof shall be deemed to be a waiver of any subsequent breaches of that or any other provision hereof and any forbearance or delay by any Party in exercising any of its rights hereunder shall not be construed as a waiver thereof.

10.8	Amendment

It is expressly agreed that no amendments hereof shall be effective unless made in writing and signed by both Parties.

10.9	Language

This Agreement is executed in Chinese and English in six originals in each language. Both English and Chinese language versions shall be equally valid. Should there is any discrepancy between the Chinese and English version, the Chinese version shall prevail. Each party shall keep two originals.

Appendix A

Particulars of the Company

The particulars of the Company as at the Date of this Agreement are as follows:-

Company Name	:	Hong Kong AI Home Hotel Investment Limited

Date of Incorporation	:	30 September 2005

Business Registration Cert. No.	:	36068941-000-09-07-1 (Valid until 29 Sept 08)

Company No.	:	998665

Place of Incorporation	:	Hong Kong

Registered Office	:	Flats 2 & 3, 21/F., Chung Kiu Commercial Building, Nos. 47-51 Shantung Street, Mongkok, Kowloon, HONG KONG.

Authorized Share Capital	:	HK$1,000,000.00 dividend into 1,000,000 shares of HK$1.00 each

Issued Capital	:	HK$1.00 dividend into 1 share of HK$1.00 each

Existing Directors	:

Name
HE Hongzhang
LI Wenyong
WEI Wei

Company Secretary	:	Fenright Secretarial Services Limited

Existing Shareholders

Registered Holder(s)	No. of Shares
Alphaport International Limited	1 Share

Appendix B: Share transfer legal handover list
Item	Content	Confirmation of the handover	Remarks
Licenses and permits	Business License
Sanitary Approval
Food Health Certificate
Drainage Permit
Environmental Protection Certificate
Fire Protection Approval
Public Security and Special Business Approval
Enterprise Code
Taxation Certificate-Accountant
Social Insurance certificate and other licenses and permits or governmental approvals and etc. (like company name per-approval)
Chops	Company seal-Financial chop
Contract chop
Accountant special chop
Legal representative chop-accountant to apply for the replacement
Invoices chop-accountant
Constitutional documents	Shareholders meeting minutes
Share transfer agreement
managing director’s resolution
application for changing the shareholding of the company with SAIC
Articles of Association
Articles of Association-SAIC filing certificate
Contracts and agreements	Premise lease agreement and relevant appendix, supplemental agreement and etc.		Property title deeds/landlord’s business licenses and etc.
Lease agreement
employment contract-HR, review the quantities and types and contents, regulations and employees’ handbook
Construction contract
Supply agreement
Reservation agreement
Hotel daily operational agreement
Other contracts and agreements and documents
Engineering layout	Property layout and decoration blueprint
IP rights	trademark
Patent (invention, practical novelty, surface design)
patent ()

Appendix B: Share transfer financial handover list

Item	Content	Confirmation of handover	Remarks
Fixed assets	Air conditioners, TV, lifts and other fixed assets		Since 1 November, Homeinn and the transferor shall proceed the fixed assets and inventory check and handover and both parties shall sign on the handover list upon the handover.
Tax information	Tax certificate (local and state level respectively)
quarterly corporate tax payment vouchers
corporate tax annual claim and its appendix and the tax payment vouchers monthly business tax claim form and its payment vouchers
tax audit report (if any)
other tax (stamp duty and etc.) declare form and the relevant payment vouchers
Financial accounts, accounting books and vouchers	financial report (monthly and annually)
audit report (if any)
various capital verification report
	accounting books (general consolidated and breakdown)		the details breakdown and the consolidated account and the report form’s items need to be checked item by item so that to secure the integrity of the accounting books
	all accounting vouchers		vouchers need to be checked its integrity upon the consecutive numbering
assets and other property registration	bank account opening information and its replacement and cancellation information		make sure the current bank account’s opening documents are completely obtained
	chops used in the bank need to be registered and updated its replacement information		make sure the chops used for the current bank account have been completely obtained
	accountant use chop and its updated information		make sure the current financial chop is completely obtained
	invoice use chop registration and its updated information		make sure the current invoice chop is completely obtained
real property and automobile and other company assets registration (if any)
fixed assets and inventory check list (if any)
major assets transfer contract (if any)
	fixed assets account book made upon the assets shown in account book on the handover date		need to check thoroughly so that to confirm the profit and loss
	breakdown of the inventory list upon the assets shown in account book on the handover date		need to check thoroughly so that to confirm the profit and loss confirmation on the construction price
other related financial information	HR contract and HR monthly payroll
social insurance contribution record
invoices and other original vouchers not been recorded into the account book
	major contract related to the company transaction (and the lease registration certificates)		make sure the integrity of the lease agreement and its registration, other unsettled contracts (especially the office lease agreement)
	bank slip and its balance adjustment forms		at least make sure the bank slips is completed.
invoice counterfoil and its filing receipt
company chop usage record (if any)
the court judgement related to the company and its relevant documentation system user registration record
financial software related certificate and its passcode and etc.

Appendix C: Adjustment details of the purchase price

Adjustments	Reason for adjustments/ Substance of calculation	Accounting Items	Company/Hotel Name	Amount (+/-)
Increases
1	Book value of cash account	Cash
2		Cash in bank
3	Estimated account receivable	Account receivable
4	Estimated creditor’s rights	Other notes receivable
5	Prepaid expenses such as rental	Deferred and prepaid expenses
6		Advance money (except to Inventories and engineering)
Total Increase:
Decreases
1	Actual bank debts repayable	Short-term borrowing
2	Actual debt repayable	Account payable
3	Actual wage payable	Accrued wages
4	Due services for deposit received	Deposit received
5	Actual tax payable	Tax payable
6	Actual supplementary taxes payable	Other fund in conformity with paying
7	Actual debt repayable	Other account payables
8	Estimated payable liabilities	Drawing expense in advance
9		Anticipation liabilities
10	Actual bank debts repayable	Long-term borrowing
11	Estimated debts payable and liabilities	Commitment items
Total Decrease:
Difference (Increase-Decrease):

Appendix D: List of Pending Issues, Solutions, Secured Amount of Top Star and Shanghai Chuwen

No.			the transferor shall settle the issue as follows before 31 December 2007	in case of failure to solve the issue, the following shall be referred	secured amount
	Issues	Contents			RMB	US$
1	lack of permits and licenses	Some hotels operated by Top Star and Shanghai Chuwen have not obtained the necessary permits and licenses, see details in appendix E.	Top Star and Shanghai Chuwen shall obtain all necessary permits and licenses before the completion date	in case the hotels were unable to obtain the business license with the business scope of “hotel operation” until 30th June 2008, Homeinn is entitled to give up the acquisition of such hotels and deduct the corresponding value from the consideration (the value of the hotels shall be subject to the Appendix E); However, in case the hotels succeeded in obtaining the business license with the business scope of “hotel operation” before 31th December 2008 after Homeinn had given up the acquisition of such hotels, Homeinn shall acquire the hotels in accordance with the value as listed in Appendix E.	106,444,617	$14,178,626
2	the owner of Chengdu Luomashi Hotel and the Lease agreement	Homeinn shall deduct 5% of the consideration of Chengdu Luomashi Hotel from the total consideration;	Chengdu Maruika shall transfer the 5% equity to Shanghai Chuwen before the completion date	Homeinn shall deduct 5% of the consideration of Chengdu Luomashi Hotel from the total consideration;	670,000	$89,245
		the transferor and its shareholder shall be liable for any loss arising therefrom.	Top Star shall terminate the lease agreement with the landlord	the transferor and its shareholder shall be liable for any loss arising therefrom.
		The reduced value shall be deducted from the consideration in case of the reduction of the value of the hotel due to the failure of such change	the tenant in the sublease agreements shall be changed from Maruica to Chengdu Top Star	The reduced value shall be deducted from the consideration in case of the reduction of the value of the hotel due to the failure of such change
3	there are two contract operation agreements for Chongqing Daping Hotel	both Shanghai Top Star and Chengdu Top Star entered into contract operation agreements.	the agreement signed by Top Star shall be terminated as its business scope is without “hotel operation”.	The transferor and its shareholder shall be liable for any loss arising therefrom.
4	the party who executed the lease agreements is not the party who operates the hotel.	the party currently operating Guangxi Jiaoyuxueyuan Hotel is Top Star Nanning, but the lease agreement was entered into by Top Star.	the tenant in the lease agreement shall be changed from Top Star to Top Star Nanning.	Try to persuade the landlord agree with the change from Top Star to Nanning Top Star. In case of any additional business tax to be born by Top Star, such additional amount shall be deducted from the consideration.	500,000	$66,601
		the party currently operating Nanning An’hu Hotel is An’hu Branch of Top Star Nanning, but the lease agreement eas entered into by Top Star.	the tenant in the lease agreement shall be changed from Top Star to An’hu Branch of Top Star Nanning.

Try to persuade the landlord agree with the change from Top Star to Nanning Top Star. In case of any additional business tax to be born by Top Star, such additional amount shall be deducted from the consideration.

5	there are two lease agreements for Suzhou Fengqiao Hotel.	Suzhou Fengqiao Hotel executed two lease agreements with the landlord and the sublessor respectively, as the sublessor have not obtained the permission from the landlord for such sublease.

Try to have the landlord confirmed that the lease agreement with Top Star need not be enforced, it is used for the registration of the hotel; Furthermore to confirm that the landlord agrees the sublessor to sublease the premise.

The transferor and its shareholder shall be liable for any loss arising therefrom.
6	mortgage on the premises	the premise of Shenyang Gugong hotel has been mortgaged before being rented.	The transferee shall get the written confirmation from the mortgagee that the lease agreement shall still be enforced even if the mortgage is executed.	The transferor and its shareholder shall be liable for any loss caused to Homeinn due to the execution of the mortgage by the mortgagee.	obtain the relevant confirmation
		the premise of Foshan Zumiao hotel has been mortgaged before being rented.	The transferee shall get the written confirmation from the mortgagee that the lease agreement shall still be enforced even if the mortgage is executed.	The transferor and its shareholder shall be liable for any loss caused to Homeinn due to the execution of the mortgage by the mortgagee.
		the premise of Nanjing Tongjimen hotel has been mortgaged before being rented.	The transferee shall get the written confirmation from the mortgagee that the lease agreement shall still be enforced even if the mortgage is executed.	The transferor and its shareholder shall be liable for any loss caused to Homeinn due to the execution of the mortgage by the mortgagee.

Appendix D: List of Pending Issues, Solutions, Secured Amount of Top Star and Shanghai Chuwen

No.			the transferor shall settle the issue as follows before 31 December 2007	in case of failure to solve the issue, the following shall be referred	secured amount
	Issues	Contents			RMB	US$
7	Chengdu Qintai Hotel’s termination of the lease agreement	Top Star shall pay the rental for the term from 1 June, 2007 when the landlord deliver the property till the effective date of the lease agreement signed by the landlord and the third party	The commitment made for the landlord shall be withdrawn	The rental paid by Homeinn after the completion date shall be deducted from the consideration.	390,000	$51,949

8	Shanghai Dalian Lu Hotel’s termination of the lease agreement	Top Star requested the landlord to refund the earnest money of RMB 1,200,000, but the landlord claimed that they had put into RMB 1,700,000 as investment and requested Top Star to compensate RMB 500,000	To terminate the lease agreement with the landlord.	The transferor and its shareholder shall be liable for any loss arising therefrom.	500,000	$66,601

9	Construction decoration problems	some hotels have not met the decoration requirement for using as a hotel	Top Star repair and re-decorate those unsatisfied portion to meet the hotel decoration requirement	In case Homeinn repair and re-decorate the hotels, then such investment shall be deducted from the remaining amount of the consideration.	1,700,000	$226,443

10	employment and HR problem	Some employees have not been paid three funds; All the employees have not been paid the housing fund.	Try to remedy such payment	In case any penalty is imposed on such problems which had happened before the completion date, the transferor and the shareholder shall be responsible for such penalty.

11	The planning purpose of the property changed.	The planning purpose of the property for some hotels have been changed without permission.		In case the change of the planning purpose of the property causes any loss to Homeinn, such loss shall be reimbursed by the transferor and the shareholder.

12	Lease registration has not been done yet.	Most hotels have not passed through the lease registrations.		In case Homeinn suffers any loss due to the non-registration before the completion date, the transferor and the shareholder shall be responsible to reimburse Homeinn.	remaining consideration

13	The administrative penalties imposed on the hotels	The administrative penalties imposed by Security Public Bureau, SAIC, Fire Control, City Planning and Quality Control and etc are mainly related to the operation without permits and licenses.		In case any similar penalty is imposed on such problems which had happened before the completion date, the transferor and the shareholder shall be responsible for such penalty.

14	Security account	Shanghai Chuwen opened security account in Dongfang Security	Such security account shall be canceled

15	Company credit card	Shanghai Chuwen applied two credit cards for He Hongzhang and Wei Wei.	Such credit cards shall be canceled
		Sahnghai Chuwen has account receivable up to RMB 100 Million from Shanghai Tuo Feng Advertisement Co.	Tuo feng shall repay such amount of money	Withhold the same amount of money from the consideration until the repayment is made.
		Shanghai Chuwen has account receivable up to RMB 500,000 from Shanghai Wenlai Investment Management Co.	Shanghai Wenlai shall repay such amount of money.	Withhold the same amount of money from the consideration until the repayment is made.

16	Related account	Shanghai Chuwen shall repay Changbai Real Estate Co. RMB 220 Million.	Among this amount, RMB 100 Million shall be deducted as the Tuo Feng account receivable while the rest RMB 120 Million shall be taken over by Homeinn after the transfer.	Deduct the same amount of money from the consideration.

		Top Star has account receivable up to RMB 8 million from Shanghai Tuo Feng Advertisement Co.	Tuo Feng shall repay such amount of money.	Withhold the same amount of money from the consideration until the repayment is made.

		Top Star shall repay Shanghai Hui Da Knitting Co. RMB 7 million.	Top Star shall repay the principal and interest thereof.	Deduct the same amount of money from the consideration and the transferor and the shareholder shall bear the interest thereon.

		Top Star has a bank loan of RMB 38 million	Top Star shall repay the principal and interest and the liquidated damage thereof.	Deduct the same amount of money from the consideration.

Appendix D: List of Pending Issues, Solutions, Secured Amount of Top Star and Shanghai Chuwen

			the transferor shall settle the issue as follows	in case of failure to solve the issue, the following shall	secured amount
No.	Issues	Contents	before 31 December 2007	be referred	RMB	US$
17	Sponsor for titling the Qunying Football Cup	Top Star was granted the title of the football cup and guarantee to sponsor RMB 4,893,000 underwhich RMB 1,610,000 has been already paid up.	Top Star to terminate such agreement.	The unpaid part to be booked as account payable and deduct the same from the consideration.	In case no settlement is made, then adjust the consideration directly.
		In case the budget of the club has any changes, the amount of sponsorship might be changed accordingly.	Top Star to terminate such agreement.	In case there is any contingency liabilities is caused after the completion date, then such liabilities shall be reimbursed by the transferor and the shareholder.

18	Sponsor Chinese Chess Grade A matches	Sponsorship under the agreement is RMB 2 million while RMB 1 million has been paid up.	Top Star to terminate such agreement.	The unpaid part to be booked as account payable and deduct the same from the consideration.

19	Chengdu Tai Lian system development problem	Contract amount is RMB 2.6 million while RMB 2.08 million has been paid up. But some part of the modules has not been yet delivered, and Top Star is not willing to use this system.	Top Star to terminate such agreement.	The unpaid part to be booked as account payable and deduct the same from the consideration.

20	Beijing Ryi Yin Enterprise Development problem	Contract amount is RMB 1 million while Top Star has already paid RMB 300,000. Top Star found the development effect is not good so now is not going to enforce this contract any more.	Top Star to terminate such agreement.	The unpaid part to be booked as account payable and deduct the same from the consideration.

21	Shi Ji Shuang Cheng problem	Top Star entrusted Shi Ji Shuang Cheng to promote in PR area and the contract amount is RMB 789,195 but no novation agreement is provided.	Novation agreement shall be provided.	The unpaid part to be booked as account payable according to the original contract amount and deduct the same from the consideration.

		Nanjing Fujian Road Hotel assets has not been classified under the contract operation lease.	Obtain the confirmation from the counter party and acknowledge the current operating assets are owned by Top Star.	If no confirmation can be made, the depreciation might be reduced, taxation might be increased and the hotel value might be reduced, therefore such factors shall be deducted from the consideration.

22	Hotel assets have not been classified under the contract operation lease model	Chongqing Daping Hotel assets has not been classified under the contract operation lease.	Obtain the confirmation from the counter party and acknowledge the current operating assets are owned by Top Star.	If no confirmation can be made, the depreciation might be reduced, taxation might be increased and the hotel value might be reduced, therefore such factors shall be deducted from the consideration.	remaining consideration
		Chengdu Railway Hotel and other three hotels' assets have not been classified under the contract operation lease.	Obtain the confirmation from the counter party and acknowledge the current operating assets are owned by Top Star.	If no confirmation can be made, the depreciation might be reduced, taxation might be increased and the hotel value might be reduced, therefore such factors shall be deducted from the consideration.

23	invoices issues	The account without invoices is up to RMB 58,220,000, underwhich RMB 33,900,000 is for construction and RMB 24,330,000 is for rental, which is unable to be deemed as expense before tax	obtain all the outstanding invoices	The total amount of “the account without invoices till 31th October 2007 ×33%” shall be deducted from the consideration.	19,210,000	$2,558,809
		RMB 3,080,000 paid to the management is without invoices	obtain the legitimate invoices	personal income tax shall be withheld	remaining consideration

24	the tax on telephone fees have not been paid.	The telephone fees have not been paid on business tax.	the business tax shall be paid.	the transferor and its shareholder shall be liable for any further penalties imposed therefrom.	remaining consideration

25	some hotels have not been accounted finally.	8 hotels have not been finally accounted.	finish the accounting and payment of the hotels	the transferor shall be responsible for the amount which was not reflected in the book until 31 October 2007.	7,900,000	$1,052,295

Appendix D: List of Pending Issues, Solutions, Secured Amount of Top Star and Shanghai Chuwen

			the transferor shall settle the issue as follows before 31 December 2007	in case of failure to solve the issue, the following shall be referred	secured amount
No.	Issues	Contents			RMB	US$
26	contingent debts	all the accounts payable which can not be confirmed, such as the payment for the construction	At least one remaining consideration shall be withheld, from which the accounts payable can be deducted.		remaining consideration

27	remaining consideration	to pay the remaining consideration subject to the agreement			15,000,000	$1,998,029
				total of the secured amount	152,314,617	$20,288,598

Appendix E: Checklist for the Permits and licenses of the Hotels operated by Top Star and Shanghai Chuwen
				7.5074
NO.	Hotel	business license	Value of the hotel		Secured Amount
			RMB	US$	RMB	US$
1	Guangxi Jiaoyuxueyuan		12,971,423	$1,727,818.27
2	Shenzhen Luohu		13,087,817	$1,743,322.17
3	Shenzhen Shawei		17,821,475	$2,373,854.43
4	Shaoxing Chengshiguangchang		8,530,507	$1,136,279.76
5	Chengdu Xinnanmen		12,608,777	$1,679,513.18
6	Changsha Tiyuguan		15,082,707	$2,009,045.33
7	Shenyang Gugong		18,954,222	$2,524,738.59
8	Chengdu Huochezhan		15,605,314	$2,078,657.62
9	Nanjing Tongjimen		21,490,462	$2,862,570.54
10	Zhengzhou Daxuelu		15,380,046	$2,048,651.43
11	Shenzhen Zhuzilin		21,839,518	$2,909,065.43
12	Nanning An'hu		9,738,424	$1,297,176.67
13	Zhuhai Xiangzhou		8,998,964	$1,198,679.23
14	Wuhan Taibeilu	without “hotel operation”	11,672,140	$1,554,751.28	11,672,140	$1,554,751.28
15	Foshan Zumiao	without “hotel operation”	11,966,435	$1,593,951.93	11,966,435	$1,593,951.93
16	Chengdu Luomashi		13,009,028	$1,732,827.35
17	Suzhou Fengqiao	without “hotel operation”	11,844,182	$1,577,667.66	11,844,182	$1,577,667.66
18	Shanghai Wujiaochang	no business license	11,212,343	$1,493,505.46	11,212,343	$1,493,505.46
19	Chongqing Daping		13,376,247	$1,781,741.60
20	Chongqing Shapingba	without “hotel operation”	15,669,646	$2,087,226.69	15,669,646	$2,087,226.69
21	Zhengzhou Bishagang		7,080,834	$943,180.53
22	Zhenjiang Zhongshanqiao	without “hotel operation”	11,459,633	$1,526,444.93	11,459,633	$1,526,444.93
23	Jinan Huochedongzhan	without “hotel operation”	16,745,834	$2,230,577.04	16,745,834	$2,230,577.04
24	Changzhou Shiminguangchang	no business license	7,558,281	$1,006,777.49	7,558,281	$1,006,777.49
25	Shanghai Yananxilu	no business license	8,316,124	$1,107,723.58	8,316,124	$1,107,723.58
26	Nanjing Fujianlu		7,979,618	$1,062,900.36
			340,000,000	$45,288,648.53	106,444,617	$14,178,626.06

Appendix F: Agreements under which the tenants shall be changed

In accordance with the Lease Agreement and its Supplementary Agreement entered into by Top Star Chengdu and Sichuan Food Co., Ltd. dated on 23 January 2007, Sichuan Food Co., Ltd. has rented all the guest rooms which are able to be operated (including all the equipment and facilities, hotel articles and appliances) in Jingzhu Hotel (whose name was changed to Maruika (Jingzhu) Hotel afterwards), which was owned by Sichuan Food Co., Ltd. to Top Star Chengdu, and the lease term is started from 20th January 2007 to 31st August 2018( the Term). Therefore, during the Term, all the rented areas in the following agreements shall be subleased by Top Star Chengdu, and correspondingly the tenants in the following lease agreements shall be changed to Top Star Chengdu:

Sublessor	Lessee	Execution date	Term
Jingzhu Hotel	Sichan Huanyutianya Traveling Agency Co., Ltd.	18th April 2006	23rd March 2005- 22nd March 2008

Jingzhu Hotel	Sichan Huanyutianya Traveling Agency Co., Ltd.	13th December 2006	Supplementary agreement

Chengdu Mruika Hotel Investment and Development Co., Ltd.	Qingyang District Hanfeng Tea Room	6th October 2003	8th October 2003- 7th October 2011

Chengdu Mruika Hotel Investment and Development Co., Ltd.	Qingyang District Hanfeng Tea Room	24th June 2004	Supplementary agreement

Jingzhu Hotel	Qingyang District Hanfeng Tea Room	8th August 2005	Supplementary agreement

Jingzhu Hotel	Qingyang District Hanfeng Tea Room	7th March 2006	Supplementary agreement

Jingzhu Hotel	Qingyang District Hanfeng Tea Room	9th July 2007	Supplementary agreement

Sublessor	Lessee	Execution date	Term
Jingzhu Hotel	Huiyu Entertainment Center	3rd April 2006	3rd April 2006- 7th April 2006

Jingzhu Hotel	Huiyu Entertainment Center	15th December 2006	Supplementary agreement

Jingzhu Hotel	Huiyu Entertainment Center	25th March 2007	8th April 2007 – 7th April 2008

Jingzhu Hotel	Chengdu Guangda International Traveling Agency (Yangguang)	2005-12-25 25th December 2005	2nd December 2005- 1st December 2009

Jingzhu Hotel	Chengdu Guangda International Traveling Agency (Yangguang)	29th March 2006	Supplementary agreement

Jingzhu Hotel	Chengdu Guangda International Traveling Agency (Yangguang)	15th December 2006	Supplementary agreement

Jingzhu Hotel	Chengdu Guangda International Traveling Agency (Yangguang)	10th January 2007	Supplementary agreement

Jingzhu Hotel	Chengdu Guangda International Traveling Agency (Yangguang)	17th April 2007	Supplementary agreement

Jingzhu Hotel	Sichuan Misaya Investment Co., Ltd.	28th November 2006	28th November 2006- 27th November 2007

Jingzhu Hotel	Chengdu Kaidali Agricultural Commodities and Chemicals Co., Ltd.	22nd July 2005	22nd July 2005 – 21st July 2007

Sublessor	Lessee	Execution date	Term
Jingzhu Hotel	Tianfu International Traveling Agency	8th December 2006	9th December 2006- 8th December 2007

Jingzhu Hotel	Tianfu International Traveling Agency	1st March 2007	Supplementary agreement

Jingzhu Hotel	Chengdu Dexin Medicine Co., Ltd.	12th December 2005	8th February 2006- 7th February 2011

Jingzhu Hotel	Chengdu Dexin Medicine Co., Ltd.	11th December 2006	2nd December 2006- 1st December 2008

Jingzhu Hotel	Chengdu Dexin Medicine Co., Ltd.	14th August 2007	13th August 2007- 12th August 2008

Jingzhu Hotel	Sichan Huixing Energy Trading Co., Ltd.	1st January 2006	1st January 2006- 31st December 2007

Appendix G: Representations, Warranties and Undertakings on the Part of Party A and the Company

Party A and the Company hereby warrant, represent, covenant and undertake to Party B that, save as specifically disclosed, all the representations, statements and undertakings in this Agreement are true and accurate in all respects:

1.	Corporate Matters

Each of the Group Companies is duly incorporated and validly existing, and is not under receivership or liquidation. The Group Companies have taken no steps to enter into liquidation and no petition has been presented for winding up; and there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver.

All the registered capital has been fully paid up by the shareholders of the Group Companies.

The Group Companies have obtained all the approval and authorization necessary for previous changes in shareholding.

Party A is the legal and beneficial owner of all (100%) the shares and interests of the Company. Such shares and interests are free from any lien, right of pre-emption, charge, encumbrance, equitable interest and third party’s right, and include all the dividends, interests, bonus, distribution and other rights currently and subsequently attached thereto.

Party A has the legal and beneficial right to sell and transfer the full legal and beneficial ownership of 100% shares of the Company free from any lien, charge and encumbrance to Party B.

The Sale Shares under this Agreement constitute 100% of the shares and interests of the Company.

Party A has full corporate power and authority to enter into this Agreement and has obtained all the necessary authorizations, and this Agreement is legally binding on Part A;

The Group Companies have not reduced, repaid or purchased any share capital or registered capital of each Group Companies.

The Group Companies have no unexercised share option or other unperformed agreement which may or give any person the right to require the issuance of any shares of the registered capital or shares or interests, or give any person the right to require the creation of any mortgage, charge, pledge, lien or other security or encumbrance on any part of the Sale Shares or registered capital of the Group Companies.

Each of the Group Companies have been acting in accordance with its memorandum, articles of association and joint venture agreement (if any), and the Group Companies have not engaged in any activity or agreement or made any covenant or right which is beyond its authority or is not authorized.

The business licence and certificate of each of the Group Companies are valid and will be continuously valid. All the requirements in laws with respect to the composition, incorporation and alteration of the Group Companies have been satisfied.

The Group Companies have not taken any action to appoint receiver, administrator, trustee or any other similar person of its business or assets or income; there is no other action taken or any legal proceeding initiated or threatened to be initiated by any other person against the Group Companies or on the above matters.

Save as disclosed herein, there is no other unexercised right by any other person to purchase any legal and/or equitable interest of the Group Companies.

2.	Accounts and Financial Matters

The accounts of the Group Companies are calculated and/or prepared (as the case may be) in accordance with the local general accepted accounting principles in [PRC or Hong Kong].

The accounts of the Group Companies:

(a)	are true and accurate in all respects, and show a true and fair view of the assets, liabilities and profit and loss of Group Companies as at the Accounts Date;

(b)	are complete and accurate in all material aspects, especially include all the assets as at the Management Accounts Date; they also provide full reserve for all the ascertained liabilities or provide appropriate and adequate reserve for all the deferred or contingent liabilities (whether liquidated or unliquidated); and the reserve as required by laws, regulations and other aspects which are used for bad debt or doubtful debt and for all the tax payable as at or before the Management Account Date, is appropriate and adequate;

(c)	are not adversely affected by any unusual, extraordinary item which are not disclosed therein.

The accounts have set out the transactions on and before the Accounts Date, any income received by the Group Companies on and before such date or the income for which the Company shall be accountable as at the Accounts Date; the accounts have also set out the reserve for all the deferred or interim tax payable by the Company for the accounting period ended on the Accounts Date or any period thereafter (on the basis of the interest rate at the Accounts Date and the tax provisions valid as at the Accounts Date), and all the tax and contingency liability have been disclosed in the accounts.

There has been no material change in the accounts of the Group Companies from the Accounts Date to the date of this Agreement.

3.	Ownership of Assets and Registered Capital

The Group Company is the legal and beneficial owner of all its business, assets and properties free from any lien, charge and encumbrance; and such assets and properties are owned and controlled by the Group Companies free from any contractual liability related thereto (save as the laws provide otherwise), any other party, including the government authorities, has no right to claim in respect of the above assets, properties or business. For whatever reason, where the above assets, properties or business of the Group Companies depreciate or have any defects which increase the liability of the Group Companies, Party A shall indemnify or compensate Party B.

The registered capital stated in the business licence of each of the Group Companies has been fully paid up, any third party has no claim in any nature in respect of the registered capital of the Group Companies.

4.	Business and General Business Matters

The fixture, fixed attachment and device, equipment and vehicle and tangible assets related to the Group Companies’ business, all other fixed assets specified in the accounts and any asset purchased after the Accounts Date, are the assets solely and absolutely owned and possessed by the Group Companies, free from any lien, mortgage, charge, encumbrance, lease, hire purchase agreement, sale and purchase on credit agreement, deferred payment agreement or bill of sale; the Group Companies have due and salable ownership of such assets, and all such assets are owned and controlled by the Group Companies; any such asset disclosed to have been disposed of has not been disposed of before the date of disclosure at a price lower than its book value. Manufacture, disposal and use of any assets of the Group Companies or the asset itself is not in default of any law, regulation or other legally binding provision; all such assets owned or used by the Group Companies are in good condition and can be used by the Group Companies for the purpose for which they are designed, purchased or used, and have been maintained in accordance with the manufacturer’s instruction during the whole period in which the Group Companies have ownership thereof.

Each of the Group Companies has not entered into any contract which:

(a)	involves obligations of an unusual or onerous nature;

(b)	materially or adversely affects its business or assets, or restricts its freedom to carry on business in due course;

(c)	is not entered into for its ordinary course of business;

(d)	which is a joint venture or partnership arrangement or agreement or a similar arrangement or agreement (save as disclosed herein);

(e)	which is a service contract (save as the contract for the provision of ordinary office service).

Each of the Group Companies has not entered in or is subject to any contract, deed, agreement or arrangement which is invalid, illegal, unenforceable, registrable or notifiable pursuant to any law or regulation, or is in contradiction with any law or regulation.

Each of the Group Companies has not in breach of any contract or agreement or deed to which it is a party or is subject; there has not been any breach of contract in any case, or upon the service of notice or lapse of time or other reason, and any other party entering into the contract or agreement or deed with any of the Group Companies is not in breach thereof. Without prejudice of the generality of the above provision, the parties entering into the contract with any of the Group Companies is also not in breach of any provision of the memorandum or articles of association of the Company.

Any agreement to which any of the Group Companies is related will not be terminated due to any change of the shareholding or composition of the board of such Group Companies, and will not materially and adversely affect any person’s right.

Save as specified otherwise in the accounts and for the purpose of ordinary and usual course of business, the Group Companies have no liability (current or contingent) or debt; save as account payable and bank’s loan, there is no outstanding payment by the Group Companies.

The Group Companies are not the subject of any official investigation or inquiry, and it has not come to the knowledge of Party A any fact which may give rise to such investigation or inquiry.

The Group Companies have obtained all the approval, licence and consent necessary for carrying on their business as required by laws of PRC and Hong Kong; and all such approval, licence and consent are valid and continue to be valid, and it has not come to the knowledge of Party A any matter for which such approval, licence and consent may be suspended, cancelled or revoked.

5.	Intellectual Property

The Group Companies have no ownership of any intellectual property

6.	Insurance

All the insurable assets of the Group Companies are at all times, pursuant to good commercial practice, under ordinary insurance risk and normal operation.

All the information (if any) provided to obtain or extend the insurance policy obtained by the Group Companies is correct, complete and accurate at the time of provision, and the alteration required to be made by such information has been correctly altered. The Group Companies have not acted in contradiction to any such insurance policy.

The Group Companies have not suffered any special or unusual uninsured loss, or waived any right of realistic or real value, or caused invalid any insurance.

7.	Litigation

The Group Companies are not engaged in any civil or criminal litigation or arbitration proceedings (save as debt recovery in the ordinary course business) as plaintiff or defendant, and are not engaged in any proceeding before any tribunal, and there are no proceedings pending or threatened,.

There are no facts which have been brought to the attention of Party A and the Company which may result in any such litigation initiated by the Group Companies or against the Group Companies, or against any person for whose acts or omission the Group Companies are vicariously liable.

There is no unexecuted judgment or court order entered against the Group Companies; no order has been made, or petition presented, or resolution passed for the winding up of a Group Company; no receiver has been appointed to receive, seize or initiate legal proceedings in respect of any part of the Group Companies’ business or assets.

8.	Employment Matters

There are no employment disputes existing or threatened or pending in respect of any of the Group Companies and its employee; there are no arrangements between any of the Group Companies and any labour union or organization representing its employees.

Under no circumstances have the Group Companies been required to pay or may have been required to pay any loss caused by wrongful dismissal, or have made payment for unfair dismissal or reinstatement or re-engagement of any past employee.

There are no employment agreements or other agreements or contracts which cannot be fairly terminated by three (3) months’ notice; each of the Group Companies has no plan or arrangement for payment of bonus to employees, and each of the Group Companies has performed its own obligation pursuant to all the ordinances, regulations, codes, orders, ruling and agreements in respect of its employees; each of the Group Companies will use its best endeavors to procure its employees continue to be its or [Top Star and its subsidiaries’] employees after the date of this Agreement and Completion.

Save as disclosed to Party B, there are no share option or share bonus or other similar scheme for any employee or director of the Group Companies; each of the Group Companies has no obligation (whether legally or customarily binding liability) to make any contribution to any pension fund or any other payment after retirement or death of any current or past executive or employee of the Group Companies, or to make such payments or provide such welfare for any party to any scheme or arrangement of which the purpose or one of the purposes is to make such payment or provide such welfare.

The employment insurance obtained by the Group Companies includes endowment insurance and public housing fund.

The Group Companies have registered with and made contribution to relevant government authorities for each of their employees and directors (if necessary) pursuant to relevant PRC social security fund regulations (and relevant Hong Kong ordinances).

9.	Records, Books and Approvals

The books and records of the Group Companies have been prepared in accordance with applicable accounting principles and standards adopted in PRC and Hong Kong, and give and reflect a true and fair view of all the current accounts of or handled by the Group Companies, and all the documents upon which stamp duty is payable have been duly stamped.

All the loan account and outstanding amount being the amount payable to the directors or shareholders in the books of the Group Companies are equal to the amount paid or transferred to the Group Companies, or as the accrued amount of the service provided and payable salaries.

All the approvals, certificates, licence and reply letter in respect of the business, operation, land use right and ownership, tax, shareholding structure and change of nature of the Group Companies, which have been issued by government authorities are legitimately issued, valid and continue to be valid.

10.	Matters since the Respective Date of Incorporate of Each of the Group Companies

Since the respective date of incorporation of each of the Group Companies:

(a)	there has been no suspension or change in the nature, scope or manner of business of any of the Group Companies, its business is legal and has been carried on in the ordinary and usual course of business so as to continue its operation as a business organization;

(b)	compared with the disclosure in the accounts, there has been no material adverse change in the Group Companies’ customer relationship, financial or trading position or business prospects, assets or liabilities, and has not involved any damage or loss of assets (whether insured or not);

(c)	each of the Group Companies repays its creditors in the ordinary course of business, and has not entered into any contract which includes any unusual business discount or other unusual provisions;

(d)	save as in ordinary course of business, there is no outstanding bid, quote or offer by the Group Companies; there is no such contract as induced solely by any order, acceptance letter or other acts by the other party thereto;

(e)	the Group Companies have no legal obligation or liability to repay any undue loan capital or loan amount;

(f)	save as in ordinary course of business, the Group Companies have not acquired, sold, transferred or otherwise disposed of any assets of any nature, or wholly or partly cancelled or waived or discharged or discounted any debt or claim;

(g)	the Group Companies have not knowingly waived or discharged any right of a material or significant value which is caused by any reason;

(h)	the Group Companies have not acquired or disposed of any land, building or properties or interests, or granted any right or option, or created any other encumbrance, or waived the possession of whole or any part thereof, or agreed to any of the above acts, without prior written approval by Party B;

(i)	the Group Companies have not paid, distributed or appropriated any amount or welfare to any executive, director or employee of the Group Companies by way of salaries, bonus or award, which exceeds the amount or welfare the Group Companies pay or distribute to them, so as to increase their total salaries;

(j)	the Group Companies have not paid or made any dividend, bonus or other distributions in relation to any sale of shares or the registered capital of the Group Companies;

(k)	the Group Companies have not issue or agree to issue any shares or loan capital of the Company or [Top Star and its subsidiaries] by granting any share option or right;

(l)	the Group Companies have not conducted any asset restructuring or change in capital structure;

(m)	the Group Companies have not passed any shareholders’ resolution or done any act in respect of the operation and management of the Company’s business, which may materially reduce the net assets of the Group Companies; and

(n)	there is no significant adverse change in the Group Companies’ turnover, business, cash flow or financial position.

11.	General Principles

Execution of this Agreement and completion of relevant transactions will not result in any breach and/or cancellation and/or termination or default of any provision of any agreement, undertaking or other documents to which any of the Group Companies is a party or any of its properties or assets may be subject to, and will not be in contradiction to any laws or rules and regulations of any administrative organizations or government authorities, or any orders, writs, injunctions or decrees by any courts, administrative organizations or government authorities in respect of the Company and/or the Group Companies.

12.	Undertakings

Party A undertakes to the Company to use reasonable commercial endeavors to procure the business and work of the Group Companies to be in a continuous operating state in its ordinary and usual manner after the date of this Agreement and the Date of

Completion. It shall not, without prior written approval of Party B, engage in any transaction beyond its ordinary scope of business, especially the transactions as follows (save as provided in this Agreement):

(a)	create or issue, or agree to be created or issued, any shares (as the case may be, any registered capital) or loan capital, or grant, or agree to be granted, any option in respect of any shares or registered capital or loan capital;

(b)	as the case may be, amend its memorandum and articles of association, or any contract to which the Company is a party;

(c)	as the case may be, alter any right attached to any of its shares or registered capital;

(d)	arrange any resolution to be passed in the shareholders’ meeting;

(e)	create, extend, grant or issue any mortgage, lien, debenture or other security, or agree any of the above matters to be done;

(f)	pay, or agree to be paid, to its directors or officers or other persons any salary or other allowance or welfare exceeding HK$1,000,000;

(g)	save as otherwise disclosed in this Agreement or for the main business as specified in its business licence, incur any liability (including but not limited to debt), or enter into any transaction, agreement or arrangement of which the consideration exceeds HK$1,000,000 (or its RMB equivalent) out of the ordinary course of business;

(h)	dispose of, or agree to be disposed of, any significant assets of which the value exceeds HK$1,000,000 (or its RMB equivalent);

(i)	create, or agree to be incurred, any lien, charge, encumbrance, pledge, mortgage or other security or other third party right or interest (legitimate and fair) in respect of any of its business, properties or assets; or grant or give, or agree to be granted or given, any guarantee outside its ordinary course of business or not for the benefit of this Agreement;

(j)	enter into any transaction or arrangement outside ordinary scope of business;

(k)	amend any provision of and any transaction or arrangement under any long-term contract which has taken effect prior to the execution of this Agreement;

(l)	acquire any shares of any other company or engage in any partnership or joint venture;

(m)	distribute any dividend or bonus to the shareholders;

(n)	make distribution in respect of any reserve fund and/or profit;

(o)	other acts which wilfully obstruct the carrying on of business of the Company and/or the Group Companies, including but not limited to the act intentionally or grossly negligently jeopardizes the Group Companies’ assets security, intellectual property, business premises or business operation;

(p)	use the corporate documents or company seal of the Company and/or the Group Companies beyond the ordinary scope of business to do any act which prejudices the interest of the Group Companies; and

(q)	do any act which materially and adversely affects its financial position or prospects.

13.	Tax

The Group Companies have paid all the taxes in respect of their business to the PRC and Hong Kong governments prior to the Date of Completion. It has not come to the knowledge of Party A’s any dispute with regard to taxes.

14.	Others

All the significant information which may adversely affect Party B’s intention to purchase relevant interests has been disclosed to Party B.

Party B will have the sufficient, absolute, legitimate and beneficial ownership of the relevant interests on Completion, such interests are free from any lien, charge and other encumbrances.

AS WITNESS the Parties have executed this Agreement the day and the year first above written.

SIGNED BY		)
)
Alphaport International Limited (Party A)

/s/
Name:	Li Wenyong
Position:	Director

SIGNED BY		)
)

Home Inns & Hotels Management (Hong Kong)(Party B)

/s/
Name:	Sun Jian
Position:	Director

SIGNED BY		)
)

Li Wenyong (Party C)

/s/
Name:	Li Wenyong

Home Inns & Hotels management Inc. (Party D)

/s/
Name:	May Yinhong Wu
Position:	CFO